Exhibit 99.9

FOR IMMEDIATE RELEASE		July 30, 2008
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 2
Analyst Contacts:	Rebecca Hickman, (602) 250-5668
Lisa Malagon, (602) 250-5671
Web site:	www.pinnaclewest.com
PINNACLE WEST ON-GOING YEAR-TO-DATE EARNINGS FLAT
Prior-Year Tax Credits and Real Estate Sale Drive Second-Quarter Results
PHOENIX – Pinnacle West Capital Corporation (NYSE: PNW) today reported consolidated net income of $133.9 million, or $1.33 per diluted share of common stock, for the quarter ended June 30, 2008. These results compare with net income of $79.0 million, or $0.78 per diluted share, for the same period a year ago. The higher results were due in large part to $30 million of credits attributable to the resolution of tax issues applicable to prior years at the Company’s regulated utility and a $19 million gain from the sale of a large asset in its real estate business.
Pinnacle West Chairman Bill Post pointed out that Pinnacle West’s on-going earnings for the first six months of 2008 were the same as a year ago.
“Although earnings for the second quarter are up, after adjusting for the tax impacts, on-going earnings are flat for the year with inflation offsetting our efficiency savings and revenue growth,” said Post. “Year-to-date, on-going earnings at Arizona Public Service are essentially flat, increasing only $4 million compared to last year.”
SunCor Development Co., Pinnacle West’s real estate subsidiary, reported net income of $14.7 million for the second quarter of 2008, compared with $0.3 million in the 2007 second quarter. The increase was entirely related to the sale of a 12-story office building at SunCor’s Hayden Ferry Lakeside development in Tempe, Ariz.
For more information on Pinnacle West’s operating statistics and earnings, please visit www.pinnaclewest.com/financials.
Conference Call
Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s 2008 second quarter earnings and recent developments at 1 p.m. (ET), today, Wednesday, July 30, 2008. The web cast can be accessed at www.pinnaclewest.com/presentations and will be available for replay on the web site for 30 days. To access the live conference call by telephone, dial (877) 356-3961 and enter Conference ID Number 52534276. A replay of the call also will be available until 11:55 p.m. (ET), Wednesday, August 6, 2008, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering the same ID number as above.

PINNACLE WEST SECOND QUARTER EARNINGS	July 30, 2008

Pinnacle West is a Phoenix-based company with consolidated assets of about $11.5 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial, and industrial real estate projects.

PINNACLE WEST CAPITAL CORPORATION
NON-GAAP FINANCIAL MEASURE RECONCILIATION – NET INCOME
(GAAP MEASURE) TO ON-GOING EARNINGS (NON-GAAP FINANCIAL MEASURE)

	Three Months Ended		Three Months Ended
	June 30, 2008		June 30, 2007
	$ in	Diluted	$ in	Diluted
	Millions	EPS	Millions	EPS
PINNACLE WEST CAPITAL CORPORATION
Net Income	$133.9	$1.33	$79.0	$0.78
Adjustments:
Income tax credits related to prior years	(30.0)	(0.30)	(1.8)	(0.02)
Regulatory disallowance	—	—	8.0	0.08

On-going Earnings	$103.9	$1.03	$85.2	$0.84

	Six Months Ended		Six Months Ended
	June 30, 2008		June 30, 2007
	$ in	Diluted	$ in	Diluted
	Millions	EPS	Millions	EPS
PINNACLE WEST CAPITAL CORPORATION
Net Income	$129.4	$1.28	$95.5	$0.95
Adjustments:
Income tax credits related to prior years	(30.0)	(0.30)	(3.3)	(0.03)
Regulatory disallowance	—	—	8.0	0.08

On-going Earnings	$99.4	$0.98	$100.2	$1.00

ARIZONA PUBLIC SERVICE
Net Income	$119.0		$79.4
Adjustments:
Income tax credits related to prior years	(29.3)		(1.5)
Regulatory disallowance	—		8.0

On-going Earnings	$89.7		$85.9

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2008	2007	2008	2007
Operating Revenues
Regulated electricity segment	$829,478	$711,293	$1,452,279	$1,247,344
Real estate segment	36,880	47,819	84,622	124,951
Marketing and trading	50,673	92,637	108,131	165,108
Other revenues	9,162	11,153	17,899	20,516

Total	926,193	862,902	1,662,931	1,557,919

Operating Expenses
Regulated electricity segment fuel and purchased power	327,561	270,337	596,939	473,690
Real estate segment operations	41,746	45,917	89,965	107,253
Marketing and trading fuel and purchased power	45,245	74,533	96,767	132,477
Operations and maintenance	194,909	177,310	389,033	348,888
Depreciation and amortization	97,784	92,476	193,391	181,854
Taxes other than income taxes	33,251	34,757	66,403	69,476
Other expenses	6,822	8,803	12,760	17,291

Total	747,318	704,133	1,445,258	1,330,929

Operating Income	178,875	158,769	217,673	226,990

Other
Allowance for equity funds used during construction	5,414	5,195	11,538	9,639
Other income	3,928	5,869	7,776	8,642
Other expense	(10,063)	(3,269)	(14,971)	(7,883)

Total	(721)	7,795	4,343	10,398

Interest Expense
Interest charges	51,583	51,827	106,349	101,953
Capitalized interest	(4,938)	(5,213)	(10,617)	(10,020)

Total	46,645	46,614	95,732	91,933

Income From Continuing Operations Before Income Taxes	131,509	119,950	126,284	145,455

Income Taxes	17,076	40,713	16,519	49,754

Income From Continuing Operations	114,433	79,237	109,765	95,701

Income (Loss) From Discontinued Operations
Net of Income Taxes	19,429	(243)	19,624	(177)

Net Income	$133,862	$78,994	$129,389	$95,524

Weighted-Average Common Shares Outstanding — Basic	100,653	100,229	100,587	100,138

Weighted-Average Common Shares Outstanding — Diluted	100,917	100,779	100,856	100,718

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations — basic	$1.14	$0.79	$1.09	$0.96
Net income — basic	$1.33	$0.79	$1.29	$0.95
Income from continuing operations — diluted	$1.13	$0.79	$1.09	$0.95
Net income — diluted	$1.33	$0.78	$1.28	$0.95